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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Manhattan Pharmaceuticals, Inc
 (formerly Atlantic Technology Ventures, Inc.):

We consent to the use of our report dated March 22, 2002, with respect to the consolidated statements of operations, stockholders’ equity (deficiency), and cash flows of Manhattan Pharmaceuticals, Inc. (formerly Atlantic Technology Ventures, Inc.) and subsidiaries (a development stage company) for the year ended December 31, 2001, and for the period from July 13, 1993 (inception) to December 31, 2001, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 22, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited liquid resources that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

KPMG LLP

Short Hills, New Jersey
June 1, 2004
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